October 8, 2010

FRESH START PRIVATE INC.

Re:           Letter of Intent: BETWEEN FRESH START PRIVATE MANAGEMENT INC. AND FRESH START PRIVATE INC.

Dear MR. JORGE ANDRADE, PRESIDENT

This binding letter of intent (the “Letter of Intent”) sets forth the understanding of the mutual intentions of the below parties regarding the proposed transaction between on the one hand, Fresh Start Private Management Inc., a Nevada corporation, (“CEYY”) and, on the other hand, Fresh Start Private Inc. a Nevada corporation (“FSP”). CEYY and FSP may be referred to hereinafter individually as a “Party” and collectively as the “Parties”.

Each Party understands and acknowledges that this is a binding Letter of Intent and therefore creates a legally binding contract, which will be subject to the Definitive Agreements (as defined below). All Parties agree to make all best and expeditious efforts to complete the Definitive Agreements on or before November 30, 2010 (the “Closing Date”). In the event the Definitive Agreements are not completed both parties will extend the “Closing Date” until all documents are completed.

1.           Transaction Architecture.  FSP currently owns or will own at closing, certain rights, interests, and intellectual property related to the treatment of alcoholism. Following the execution of the Definitive Agreements and delivery of the compensation pursuant to Section 2(i) and (ii) below, CEYY will acquire 100% ownership of the FSP such that upon Final Closing (as defined below), CEYY will own all intellectual property owned by FSP and its principals as of such date (the “Transaction”). The Transaction may be structured as a share for share exchange.

2.           Consideration.  In consideration of the transfer of FSP in the Transaction, CEYY will deliver the following compensation to FSP shareholders:

(i)	Upon execution of the Definitive Agreements, an initial issuance of SIXTEEN Million (16,000,000) shares of PMAH’s restricted common stock in exchange for all the issued and outstanding stock of FSP.
(ii)	A royalty Payment of 7.5% of gross revenues to SeaSide Ltd.
(ii)	An Option to Purchase up to 10% of any annual stock option plan the Company may invoke.

3.           Definitive Agreements.    After receipt of this fully executed Letter of Intent, the Parties will commence preparation of definitive agreements which will effect the Transaction and arrangements contemplated herein (the “Definitive Agreements”). The Definitive Agreements will contain the provisions outlined above, in addition to the usual and customary representations, warranties and covenants assuring marketable title to the FSP Assets by CEYY, conditions, and indemnifications for transaction of this kind, including, without limitations: environmental, tax and securities filings, and corporate filings, and the accuracies of all of the same. All actions taken pursuant to this Letter of Intent and the Transaction shall be taken pursuant to valid Board of Directors resolutions of each individual Party.

4.           Employment Agreement Terms.   CEYY will offer FSP or its principles a position with the post Transaction CEYY.  It is anticipated that Jorge Andrade will become President post acquisition.

5.           Due Diligence.    For the period following the execution of this Letter of Intent through the execution of the Transaction Documents, the Parties shall comply with reasonable requests to review relevant information concerning themselves and business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Transaction and the execution of the going-forward plan of operating the post-Transaction business. Upon the execution of this Letter of Intent by all Parties, the Parties shall immediately mutually exchange the following:

- All Financial Statements, if any;
- History of financings and related documents;
- Certificate of Incorporation (with any amendments thereto);
- All board minutes;
- Bylaws (with any amendments thereto);
- Current shareholder list; and
- All agreements and documentation pertaining to any intellectual property rights.

6.           Transaction Document Expenses.  Each Party shall be individually responsible for all fees and expenses of such Parties agents, advisors, attorneys and accountants with respect to the negotiation of this Letter of Intent, the negotiation and drafting of the Definitive Agreements and, if Definitive Agreements are executed, the closing of the Transaction.

7.           Termination Fee/No Shop.      Until January 1, 2011, neither FSP nor any of their subsidiaries or principals may enter into any transaction or agreement to enter into a transaction for the sale of the FSP Assets or otherwise encumber or enter into an agreement that would encumber any of the foregoing or enter into any agreement outside of the ordinary course of business or that would otherwise hinder CEYYs rights or intentions under this Letter of Intent nor frustrate the intent of the Parties herein.

8.           Governing Law.  This Letter of Intent shall be governed and construed in accordance with the laws of the State of Nevada, with any claims brought against either Party to be brought in the Nevada state courts.

9.           Attorneys’ Fees.  If any legal action or any other proceeding is brought for the enforcement of this Letter of Intent or as a result of this Letter of Intent, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and other costs incurred in connection with said action or proceeding and any appeal.

10.           Contacts.

Fresh Start Private Management Inc. 11010 East Boundry Road Nevada Ph 509 714 5238	Fresh Start Private Inc. 3700 S Plaza Drive Santa Ana CA 92704 Ph 714 656 7750

11.           Confidentiality.  This Letter of Intent and the transactions contemplated hereunder are confidential and proprietary to the Parties. As such, the Parties hereby represent, each to the other, that it shall not disclose this Letter of Intent nor the transactions contemplated hereunder to any third parties without the prior written consent of the other Party. This provision shall be of no further force or effect in the event the Parties fail to consummate the Transaction by the Termination Date.

Agreed and accepted by:

FRESH START PRIVATE MANAGEMENT INC. _____________________________ By: Michael Cetrone Its: Chief Executive Officer	FRESH START PRIVATE INC. _____________________________ By: Jorge Andrade Its: President